FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
RECORD QUARTERLY EARNINGS FOR THE FIRST QUARTER ENDED
MARCH 31, 2004

La Jolla, California (May 5, 2004)----ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the first quarter of 2004, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (Imperial or the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $13.8 million or $2.07 per diluted share compared to $13.0 million or $2.02 per diluted share for the first quarter of 2003, an increase of $0.05 per diluted share. President and Chief Executive Officer George W. Haligowski stated that: "As our Company enters its 30th year of operation, we are proud to announce the highest level of quarterly earnings in our history. These results are primarily attributable to the successful execution of our tax refund anticipation loan program with Household International, Inc., now in its second year of a four year agreement, and our ability to sustain profits in our core business while continuing to invest in and cultivate our bank charter conversion strategy."

Net interest income before provision for loan losses decreased 8.6 percent to $22.9 million in the first quarter of 2004, compared to $25.1 million for the same period in 2003. The decrease was primarily caused by a decline in net interest income earned at the REIT and the effect of interest expense from our trust preferred securities as a result of the adoption of FASB Interpretation Number 46 (FIN 46), Consolidation of Variable Interest Entities, at December 31, 2003, offset by a slight increase in the Bank's net interest income as compared to the same period last year. The decline in the REIT's net interest income was primarily attributable to the reduction in the average balance of its loan portfolio and a decline in net interest spread due to its assets repricing to lower current market interest rates slightly faster than its liabilities. The adoption of FIN 46 required that, beginning on January 1, 2004, the Company record the interest expense incurred on its junior subordinated debentures in the consolidated statement of income. Prior period financial information has not been restated for the adoption of FIN 46, and as a result, amounts recorded relating to distributions to the trusts are recorded as minority interest income of subsidiary during the first quarter of 2003. The increase in the net interest income of the Bank was primarily a result of the increase in the average balance of loans outstanding and a decline in average cost of funds due to its liabilities repricing to lower current market interest rates. A significant portion of the Bank's loan portfolio is no longer subject to downward pricing adjustment due to interest rate floors. The increase in the Bank's net interest income was partially offset by a decline in the yield of its loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates.

The Bank's loan production from its core lending operations was $155.1 million for the quarter ended March 31, 2004 compared to $101.7 million for the same period last year. During the current quarter, the Bank originated $118.3 million of commercial real estate loans, $20.4 million of film finance loans and $16.4 million of franchise loans. The Bank's loan production for the same period last year consisted of the origination of $84.5 million of commercial real estate loans, $15.3 million of film finance loans and $1.8 million of franchise loans. Haligowski commented: "We are pleased with the performance of our loan production teams during the quarter which is historically the Bank's slowest quarter for originations. With the increase in the core business loan production over last year's results and solid contributions from our film finance and franchise finance lending platforms, we are cautiously optimistic about our ability to see loan portfolio growth during the balance of the year."

Fee income earned in connection with the Company's refund anticipation loan (RAL) program with Household International, Inc. (Household), a wholly-owned subsidiary of HSBC Holdings plc (HSBC), consisted of $9.0 million of net premiums on the sale of RAL loans, and $4.2 million of processing and administrative fees, compared to $8.7 million of net premiums on the sale of RAL loans, and $3.6 million of processing and administrative fees for the same period last year. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This results in the Company earning substantially all of its RAL program income in the first quarter of the year. The Company expects that the financial results for the remaining quarters of 2004 will not be significantly impacted by the RAL program due to the seasonal nature of the business.

The provision for loan losses was $1.4 million for the first quarter of 2004 as compared to $4.5 million for the same period in the prior year. The current period provision was recorded to provide for reserves adequate to support the known and inherent risks of loss in the loan portfolio. The provision for loan losses for the same period last year was recorded to provide for reserves adequate to support the known and inherent risks of loss in the portfolio and for specific charge-offs experienced during the quarter.

General and administrative expenses increased to $11.4 million in the current quarter, compared to $10.1 million for the same period in the previous year. The increase was attributable to the Bank's continued expansion of Imperial Capital Express (the Bank's small balance commercial real estate lending platform) and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 31.2 percent in the first quarter of 2004 as compared to 26.9 percent for the same period in 2003.

Total assets increased to $1.9 billion at March 31, 2004 from $1.8 billion at December 31, 2003. The increase in total assets was due primarily to a $107.1 million increase in cash and cash equivalents, a $15.8 million increase in the Bank's loan portfolio, a $9.3 million increase in loans held for sale, and a $3.2 million increase in other assets, partially offset by a $13.0 million decrease in the REIT's portfolio of loans held in trust, a $3.5 million decrease in investment securities available for sale, and a $1.8 million decrease in other real estate owned. The increase in cash and cash equivalents was primarily the result of increased liquidity caused by the timing of the funding and corresponding settlement of refund anticipated loan production at March 31, 2004. The increase in the loan portfolio was primarily due to the increased loan production and a slight decline in prepayment speeds experienced during the current quarter. Loans held for sale consist of the refund anticipation loans that were funded by the Bank on March 31, 2004, and subsequently sold the following day to Household.

At March 31, 2004, nonperforming assets totaled $21.0 million or 1.1 percent of total assets as compared to $15.6 million or 0.86 percent as of December 31, 2003. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at March 31, 2004, was 221.4 percent as compared to 392.3 percent at December 31, 2003.

The allowance for loan losses as a percentage of the Company's total loans remained relatively stable at 2.3 percent as of March 31, 2004, compared 2.2 percent at December 31, 2003. During the quarter ended March 31, 2004, the Company had net loan recoveries of $0.1 million compared to charge-offs of $5.0 million for the same period last year. Other real estate owned consisted of three properties totaling $5.3 million at March 31, 2004. Subsequent to the quarter ended March 31, 2004, one property was sold in April 2004 and the remaining two properties are in escrow and are expected to close in the second quarter of 2004.

At March 31, 2004, shareholders' equity totaled $199.5 million or 10.3 percent of total assets. The Company's book value per share of common stock was $33.35 as of March 31, 2004, an increase of 6.6 percent and 13.6 percent from $31.30 per share as of December 31, 2003 and $29.37 per share as of March 31, 2003, respectively.

The Bank had Tier 1, Tier 1 risk based and total risk-based capital ratios at March 31, 2004 of 8.92 percent, 14.75 percent and 16.01 percent, respectively, which represents $100.2 million, $135.3 million and $92.9 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition the Company, the Bank's holding company, had Tier 1, Tier I risk based and total risk-based capital ratios at March 31, 2004 of 9.96 percent, 16.37 percent, and 18.79 percent, respectively, which represents $130.3 million, $165.8 million and $138.2 million, respectively, of capital in excess of the amount required to be "well capitalized" for bank holding company regulatory purposes.

Haligowski concluded: "We continue to focus on the fundamentals of our business while not compromising our pricing or credit standards which drives profitability. Our Imperial Capital Express division continues its careful strategic expansion, while the film and franchise finance platforms have shown consistent growth. With our exceptional performance during the first quarter of 2004 and our bank conversion strategy, we continued to drive shareholder value."

Management expects earnings per diluted common share for the second quarter of 2004 to be within the current range of analysts' projections.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2004 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and the Imperial Capital Real Estate Investment Trust.  Imperial Capital Bank has seven retail branch locations and twenty lending offices located in California, Washington, Nevada, Arizona, Texas, the Southeast, the Mid Atlantic states, the Metro New York area, and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31, 2004 (unaudited)	December 31, 2003
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 285,441	$ 178,318
Investment securities available for sale, at fair value	49,594	53,093
Stock in Federal Home Loan Bank	18,262	17,966
Loans, net (net of allowance for loan losses of $33,057 and $31,573 as of March 31, 2004 and December 31, 2003, respectively)	1,452,676	1,436,849
Real estate loans held in trust (net of allowance for loan losses of $1,828 as of March 31, 2004 and December 31, 2003, respectively)	55,604	68,575
Loans held for sale	9,309	-
Interest receivable	8,581	8,958
Other real estate owned, net	5,261	7,048
Premises and equipment, net	5,827	5,766
Deferred income taxes	11,532	11,609
Goodwill	3,118	3,118
Other assets	30,147	26,915

Total assets	$ 1,935,352	$ 1,818,215

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 1,222,089	$ 1,147,017
Federal Home Loan Bank advances	298,135	362,135
Collateralized mortgage obligations	3,175	15,868
Accounts payable and other liabilities	125,846	19,696
Junior subordinated debentures	86,600	86,600

Total liabilities	1,735,845	1,631,316

Commitments and contingencies

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,506,205 and 8,447,294 issued as of March 31, 2004 and December 31, 2003, respectively	62,752	61,704
Retained earnings	179,191	165,407
Accumulated other comprehensive income	272	155
	242,215	227,266
Less treasury stock, at cost - 2,524,789 and 2,475,689 shares as of March 31, 2004 and December 31, 2003, respectively	(42,708)	(40,367)
Total shareholders' equity	199,507	186,899

Total liabilities and shareholders' equity	$ 1,935,352	$ 1,818,215
ITLA CAPITAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	For the Three Months Ended March 31,
	(in thousands except per share amounts)
	2004	2003

Interest income:
Loans, including fees	$ 28,914	$ 28,614
Real estate loans held in trust	726	2,173
Cash and investment securities	2,443	2,737
Total interest income	32,083	33,524

Interest expense:
Deposit accounts	6,514	6,848
Federal Home Loan Bank advances	1,081	1,195
Collateralized mortgage obligations	62	390
Junior subordinated debentures	1,489	-
Total interest expense	9,146	8,433

Net interest income before provision for loan losses	22,937	25,091
Provision for loan losses	1,400	4,500
Net interest income after provision for loan losses	21,537	20,591

Non-interest income:
Premium on sale of loans, net	9,024	8,718
Late and collection fees	101	67
Other	4,269	3,751
Total non-interest income	13,394	12,536

Non-interest expense:
Compensation and benefits	6,156	5,352
Occupancy and equipment	1,328	1,076
Other	3,868	3,689
Total general and administrative	11,352	10,117

Real estate owned expense, net	96	142
Provision for losses on other real estate owned	1,000	330
Gain on sale of other real estate owned, net	(39)	(329)
Total real estate owned expense, net	1,057	143

Total non-interest expense	12,409	10,260

Income before provision for income taxes and minority interest in income of subsidiary	22,522	22,867
Minority interest in income of subsidiary	-	1,520

Income before provision for income taxes	22,522	21,347
Provision for income taxes	8,738	8,326

NET INCOME	$ 13,784	$ 13,021

BASIC EARNINGS PER SHARE	$ 2.21	$ 2.17

DILUTED EARNINGS PER SHARE	$ 2.07	$ 2.02